                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Internet Capital Group, Inc.:





We consent to incorporation by reference in the registration statement (No. 333-34736) on Form S-8 of Internet Capital Group, Inc. of our reports dated February 21, 2001 except as to note 21, which is as of March 8, 2001, relating to the consolidated balance sheets of Internet Capital Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows, stockholders' equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2000 and related schedule, which reports appear in the December 31, 2000 annual report on Form 10-K/A of Internet Capital Group, Inc.




/s/ KPMG LLP


Philadelphia, Pennsylvania
June 26, 2001